Exhibit (h)(8)(b)

AMENDMENT TO

AMENDED AND RESTATED AGREEMENT FOR

RULE 38a-1 COMPLIANCE SUPPORT SERVICES

THIS AMENDMENT is made as of February 9, 2015 by and between Forward Funds (the “Trust”) and Forward Management, LLC (“Forward Management”).

WHEREAS, the Trust and Forward Management have entered into an Amended and Restated Agreement for Rule 38a-1 Compliance Support Services (the “Agreement”) effective September 1, 2010;

WHEREAS, the Board of Trustees of the Trust approved an increase in the amount the Trust shall compensate Forward Management for the services provided pursuant to the Agreement on December 10, 2014; and

WHEREAS, pursuant to Paragraph 4 of the Agreement, the Trust and Forward Management agree to amend the Agreement as described herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1. Paragraph 2: Paragraph 2 of the Agreement is deleted in its entirety and replaced to read as follows:

The Trust shall compensate Forward Management for the services provided hereunder in an amount equal to: (i) $320,000 per annum for services provided in connection with those series of the Trust set forth in the Schedule attached hereto and made part hereof, and any additional series that may be created from time to time; and (ii) the cost of reasonable expenses related to the performance of the CCO’s duties, including travel expenses, which amount shall be paid monthly in arrears by the 10th business day of the month, or at such other amount and frequency as may be agreed upon between the parties in writing from time to time. Each series of the Trust shall bear its pro rata share of the fee set forth in this paragraph.

2. This Amendment shall be effective as of January 1, 2015, and shall continue until terminated in accordance with Paragraph 4 of the Agreement.

3. All terms of the Agreement shall remain in force to the extent not inconsistent with the above.

4. This Amendment shall be construed and interpreted in accordance with the laws of the State of California.

5. This Amendment may be executed in counterparts and may be accepted in an electronically transmitted format. Any executed counterpart, including in an electronically transmitted format, shall be considered to be an original.

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IN WITNESS WHEREOF, this Amendment has been executed by a duly authorized representative of each of the parties hereto as of the date of the Amendment first set forth above.

Forward Funds		Forward Management, LLC

By:	/s/ Robert S. Naka	By:	/s/ Loire White
Name:	Robert S. Naka	Name:	Loire White
Title:	Vice President	Title:	Interim Chief Financial Officer

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